                                                                Exhibit 99.1


         Deckers Outdoor Corporation Announces Intention to File for an
                            Offering of Common Stock


    GOLETA, Calif.--(BUSINESS WIRE)--Feb. 26, 2004--Deckers Outdoor Corporation (NASDAQ: DECK) today announced that it intends to file a registration statement with the Securities and Exchange Commission for an underwritten offering of approximately 3.5 million shares of its common stock. The shares of common stock expected to be sold in the offering will include approximately 1.5 million primary shares to be offered by the Company and approximately 2 million shares to be sold by selling stockholders, including Douglas B. Otto, CEO, and other employees, members of management and members of the Board of Directors. The Company will not receive any portion of the proceeds from the sale of shares by the selling stockholders. In addition, the selling stockholders intend to grant the underwriters an option to purchase additional shares of common stock to cover over-allotments, if any, of up to fifteen percent of the total amount of shares offered. Any shares issued under the option are currently expected to be sold by the selling stockholders, rather than the Company. The Company currently expects to file the registration statement during the first quarter of 2004.
    The Company intends to use a portion of the net proceeds to the Company from the offering of primary shares to repay outstanding debt, including up to $7 million of the 16.75% subordinated notes, $13 million of the 9% junior subordinated notes and $7 million of senior term debt. Any remaining net proceeds will be used for general corporate purposes.

    This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva, Simple and Ugg brand names.

* This press release contains a number of forward looking statements, such as the Company's expectations regarding the completion and timing of the filing of the registration statement, the estimated number of shares to be sold by the Company and by the selling shareholders, the expectations for the amount and components of debt expected to be repaid with the net proceeds of the offering, and other expectations. These forward-looking statements are based on the Company's expectations as of today, February 26, 2004. No one should assume that any forward-looking statement made by the Company will remain consistent with the Company's expectations after the date the forward-looking statement is made. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the expectations expressed or implied by such forward-looking statements. Among the factors that could affect the timing, completion and various other terms of the filing of the registration statement and the eventual follow-on stock offering include the timing and completion of due diligence by the underwriters, the ability of the Company and the underwriters to successfully complete the various stages of the offering process, the potential impact of general economic events and market conditions, the potential negative impact of terrorism and other world events, and the risks and uncertainties regarding the future sales, results of operations and financial condition of the Company.
    Many of the risks, uncertainties and other factors affecting the Company are discussed in detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Among the factors which could affect our financial condition and results of operations are the following: our ability to anticipate fashion trends; whether the UGG brand will continue to grow at the rate it has experienced in the recent past; the sensitivity of the footwear industry to changes in general economic conditions; whether we are successful in implementing our growth strategy; our ability to protect our intellectual property; our ability to develop and patent new technologies as our existing patents expire; the difficulty of matching inventory to future customer demand; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; risks of international commerce resulting from our reliance on manufacturers outside the U.S.; the risk that our manufacturers, suppliers or licensees might fail to conform to labor laws or to our ethical standards; the need to secure sufficient and affordable sources of raw materials; our reliance on licensing partners to expand our business; the challenge of managing our brands for growth; expected fluctuations in quarterly results; dependence on key employees; currency risk; delays and unexpected costs that can result from customs regulations; our dependence on computer and communications systems; the sensitivity of our sales, particularly of the Teva(R) and UGG(R) brands, to seasonal and weather factors; our reliance on independent distributors in international markets; legal compliance challenges and political and economic risk in our international markets; the effect of consolidations and restructurings on our customers in the footwear industry; intense competition within the footwear industry; and the threat that terrorism could disrupt commerce in the U.S. and abroad. In addition, our stock price may be affected by the degree of control of our company exercised by management through its stock holdings; immediate dilution of book value per share experienced by purchasers of the stock we issue in the offering; management's discretion over the use of proceeds from the offering; historical volatility in our stock price; the potential for future sales of stock to adversely affect our stock price; and the tendency of anti-takeover provisions of our charter documents, our stockholder rights plan and Delaware law to dissuade potential purchasers of the Company. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in the 2002 Annual Report on Form 10-K, the Quarterly Reports on Form 10-Q or this news release.


    CONTACT: DECKERS OUTDOOR CORPORATION
             Scott Ash, 805-967-7611
             or
             Integrated Corporate Relations, Inc.
             Investor Relations:
             Chad A. Jacobs / Brendon E. Frey, 203-222-9013